                                                              EXHIBIT 2.1



                               REORGANIZATION AND
                             DISTRIBUTION AGREEMENT

                                    between

                             GETTY PETROLEUM CORP.

                                      and

                         GETTY PETROLEUM MARKETING INC.

                                 dated as of

                               January 31, 1996

                              TABLE OF CONTENTS


ARTICLE I - DEFINITIONS .................................................   2

     Section 1.01   General .............................................   2
     Section 1.02   Terms Defined Elsewhere in Agreement ................  14


ARTICLE II - TRANSFER OF ASSETS  ........................................  14

     Section 2.01   Merger of Aero into Getty ...........................  14
     Section 2.02   Transfer of Assets to Marketing .....................  14
     Section 2.03   Transfers Not Effected Prior to the Distribution ....  15
     Section 2.04   Cooperation Regarding Assets ........................  16
     Section 2.05   No Representations or Warranties; Consents ..........  17
     Section 2.06   Conveyancing and Assumption Instruments .............  18


ARTICLE III - ASSUMPTION AND SATISFACTION OF LIABILITIES ................  21

     Section 3.01   Assumption and Satisfaction of Liabilities ..........  21


ARTICLE IV - THE DISTRIBUTION ...........................................  21

     Section 4.01   Cooperation Prior to the Distribution ...............  21
     Section 4.02   Getty Board Action; Conditions Precedent
                    to the Distribution .................................  22
     Section 4.03   The Distribution ....................................  24

ARTICLE V - INDEMNIFICATION .............................................  24

     Section 5.01   Indemnification by Getty ............................  24
     Section 5.02   Indemnification by Marketing ........................  25
     Section 5.03   Insurance Proceeds ..................................  25
     Section 5.04   Procedure for Indemnification .......................  26
     Section 5.05   Remedies Cumulative .................................  30
     Section 5.06   Survival of Indemnities .............................  30



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ARTICLE VI - CERTAIN ADDITIONAL MATTERS ................................  30

     Section 6.01   Marketing Board  ...................................  30
     Section 6.02   Resignations; Getty Board ..........................  31
     Section 6.03   Charter and Bylaws .................................  31
     Section 6.04   Employee Stock Ownership Plan ......................  31
     Section 6.05   Certain Post-Distribution Transactions .............  32
     Section 6.06   Corporate Name .....................................  33



ARTICLE VII - ACCESS TO INFORMATION AND SERVICES .......................  33

     Section 7.01   Provision of Corporate Records .....................  33
     Section 7.02   Access to Information ..............................  34
     Section 7.03   Production of Witnesses  ...........................  34
     Section 7.04   Reimbursement ......................................  35
     Section 7.05   Retention of Records ...............................  35
     Section 7.06   Confidentiality ....................................  35
     Section 7.07   Privileged Matters .................................  36


ARTICLE VIII - INSURANCE ...............................................  39


     Section 8.01   Policies and Rights Included Within
                    the Marketing Assets ...............................  39
     Section 8.02   Post-Distribution Date Claims ......................  40
     Section 8.03   Administration and Reserves ........................  40
     Section 8.04   Agreement for Waiver of Conflict and
                    Shared Defense .....................................  42
     Section 8.05   Surety Bonds and Letters of Credit .................  42



ARTICLE IX - MISCELLANEOUS .............................................  43

    Section 9.01  Complete Agreement; Construction .....................  43
    Section 9.02  Expenses .............................................  44
    Section 9.03  Governing Law ........................................  44
    Section 9.04  Notices ..............................................  44
    Section 9.05  Amendments ...........................................  45
    Section 9.06  Successors and Assigns ...............................  45
    Section 9.07  Termination  .........................................  45
    Section 9.08  Subsidiaries .........................................  45
    Section 9.09  No Third-Party Beneficiaries  ........................  45
    Section 9.10  Titles and Headings ..................................  45
    Section 9.11  Exhibits and Schedules ...............................  46


                                       ii


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     Section 9.12  Legal Enforceability...................................  46
     Section 9.13  Consent of Parties.....................................  46

                              SCHEDULE OF EXHIBITS


Exhibit A:      Getty Pro Forma Balance Sheet

Exhibit B:      Marketing Bylaws

Exhibit C:      Marketing Restated Certificate of Incorporation

Exhibit D:      Marketing Pro Forma Balance Sheet

Exhibit E:      Master Lease between Marketing and Getty

Exhibit F:      Office Space License between Marketing and Getty

Exhibit G:      Services Agreement between Marketing and Getty

Exhibit H:      Tax Sharing Agreement between Marketing and Getty

Exhibit I:      Trademark License Agreement between Marketing and Getty

                               LIST OF SCHEDULES



Schedule 1.01(a)        Environmental Liabilities

Schedule 1.01(b)        Upgrades

Schedule 1.01(c)        Marketing Equipment

Schedule 1.01(d)        Shared Policies

Schedule 2.06           Conveyance and Assumption Instruments

Schedule 4.01           Consents

                   REORGANIZATION AND DISTRIBUTION AGREEMENT


          This REORGANIZATION AND DISTRIBUTION AGREEMENT (this "Agreement") is made this 31st day of January, 1997 between Getty Petroleum Corp., a Delaware corporation ("Getty"), and Getty Petroleum Marketing Inc. a Maryland corporation and a wholly-owned subsidiary of Getty ("Marketing").

                                    RECITALS

          WHEREAS, Getty, directly and through subsidiaries, (i) acquires, develops, leases and disposes of real estate (the "Real Estate Business"), purchases, stores, transports and sells home heating oil to residential and commercial customers in Pennsylvania and Maryland (the "Aero Home Heating Oil Business"), and (ii) purchases, stores, markets and distributes gasoline and diesel fuel in 12 Northeastern and Middle Atlantic States and purchases, stores, transports and sells home heating oil to residential and commercial customers in the New York Mid-Hudson Valley (which businesses described in this clause (ii) are more specifically defined herein as the "Marketing Business");

          WHEREAS, the Board of Directors of Getty has determined that it is in the best interests of Getty to separate the Aero Home Heating Oil Business and the Real Estate Business on the one hand, and the Marketing Business on the other hand, and, in order to effect such separation, to transfer to Marketing the stock of certain Getty subsidiaries principally engaged in the Marketing Business and certain other assets relating principally to the Marketing Business (collectively, the "Asset Transfers"), and thereafter to distribute all of the outstanding shares of common stock, par value $.01 per share, of Marketing to the holders of Getty common stock (the "Distribution");

          WHEREAS, Getty has effected (i) certain preliminary transfers and corporate restructurings and (ii) the elimination of all intercompany and intracompany receivables, payables and loans between entities that will be part of Getty and its subsidiaries after the Distribution and entities that will be part of Marketing and its subsidiaries after the Distribution, which transactions are not contingent upon consummation of the Distribution and will not be undone if the Distribution does not occur; and

          WHEREAS, in connection with the Distribution, Getty and Marketing have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Asset Transfers and the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

          Action: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          Aero:  Aero Oil Company, a Pennsylvania corporation.

          Affiliate: With respect to any specified Person, means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with


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respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of Getty shall not include Marketing, the Marketing Subsidiaries or any other Person that would be an Affiliate of Getty by reason of Getty's ownership of the capital stock of Marketing prior to the Distribution or the fact that any officer or director of Marketing or any of the Marketing Subsidiaries shall also serve as an officer or director of Getty or any of the Retained Subsidiaries, and (ii) the Affiliates of Marketing shall not include Getty, the Retained Subsidiaries or any other Person that would be an Affiliate of Marketing by reason of Getty's ownership of the capital stock of Marketing prior to the Distribution or the fact that any officer or director of Marketing or any of the Marketing Subsidiaries shall also serve as an officer or director of Getty or any of the Retained Subsidiaries.

          Agent: The distribution agent appointed by Getty to distribute the Marketing Common Stock pursuant to the Distribution.

          Claims Administration: The processing of pre-Distribution claims made under the Policies (including Self Insurance Programs), including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

          Code:  The Internal Revenue Code of 1986, as amended.

          Commission:  The Securities and Exchange Commission.

          Conveyancing and Assumption Instruments: Collectively, the various agreements, instruments and other documents to be entered into to effect the Asset Transfers

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and the assumption of Liabilities in the manner contemplated by this Agreement and the Related Agreements.

          Distribution Date: The date determined by the Getty Board as the date on which the Distribution shall be effected.

          Distribution Record Date: The date established by the Getty Board as the date for taking a record of the Holders of Getty Common Stock entitled to participate in the Distribution.

          Employee Stock Ownership Plan: The Employee Stock Ownership Plan of Getty Petroleum Marketing Inc.

          Exchange Act:  The Securities Exchange Act of 1934, as amended.

          Financing Obligations: All (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments, (iii) obligations under capitalized leases and deferred purchase arrangements, (iv) reimbursement or other obligations relating to letters of credit or similar arrangements, and (v) obligations to guarantee, directly or indirectly, any of the foregoing types of obligations on behalf of others.

          Gasway:  Gasway, Inc., a New York corporation.

          Getty Board:  The Board of Directors of Getty.

          Getty Books and Records: The books and records (including computerized records, ledgers, files and software) of Getty and the Retained Subsidiaries and all books and records owned by Getty and its Subsidiaries which relate to the Retained Business, are necessary to operate the Retained Business, or are required by law to be retained by Getty, including, without limitation, all such books and records relating to Retained Employees, all


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files relating to any Action pertaining to the Retained Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Getty, the Retained Subsidiaries or the Retained Business (but not including the Marketing Books and Records, provided that Getty shall have access to, and shall have the right to obtain duplicate copies of, the Marketing Books and Records in accordance with the provisions of Article VII).

          Getty Common Stock: The common stock, par value $0.10 per share, of Getty.

          Getty Group:  Getty and the Retained Subsidiaries, collectively.

          [Getty Pro Forma Balance Sheet: The Pro Forma Consolidated Balance Sheet for Getty, after giving effect to the Distribution, as of [ October 31, 1996] attached hereto as Exhibit A.

          Holders: The holders of record of Getty Common Stock as of the Distribution Record Date.

          HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          Indemnified Environmental Liabilities:  All Liabilities relating to
(i) the pre-closing environmental liabilities and obligations set forth on
Schedule 1.01(a) hereto, (ii) all future upgrades set forth on Schedule 1.01(b) hereto necessary to cause USTs to conform to the 1998 federal standards for USTs, and (iii) all environmental liabilities and obligations arising out of discharges with respect to the properties containing USTs that have not been upgraded to conform to the 1998 federal standards for USTs, that are discovered prior to the date such USTs are upgraded to meet the 1998 federal standards.


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          Insurance Administration:  With respect to each Policy, the accounting for premiums, retrospectively rated premiums, defense costs, adjuster's fees, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of such Policy; and the reporting to excess insurance carriers of any losses or claims in accordance with Policy provisions, and the distribution of Insurance Proceeds as contemplated by this Agreement.

          Insurance Proceeds: Those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

          Insured Claims: Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

          IRS:  The Internal Revenue Service.

          KOSCO:  Kingston Oil Supply Corp., a New York corporation.

          Liabilities: Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental

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entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          Marketing Adjustment Amount: The difference between the Marketing Initial Target Net Working Capital and the Marketing Initial Net Working Capital.

          Marketing Balance Sheet: The Consolidated Balance Sheet for Marketing as of [October 31, 1996] attached hereto as Exhibit D.

          Marketing Board:  The Board of Directors of Marketing.

          Marketing Books and Records: The books and records (including computerized records, ledgers, files and software) of Marketing and the Marketing Subsidiaries and all books and records owned by Getty and its Subsidiaries that relate to the Marketing Business or are necessary to operate the Marketing Business including, without limitation, all such books and records relating to Marketing Employees, all files relating to any Action being assumed by Marketing as part of the Marketing Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings relating to Marketing, the Marketing Subsidiaries or the Marketing Business (but not including the Getty Books and Records, provided that Marketing shall have access to, and have the right to obtain duplicate copies of, the Getty Books and Records in accordance with the provisions of Article VII).

          Marketing Business: The businesses conducted by Marketing and the Marketing Subsidiaries and the businesses conducted pursuant to or utilizing the Marketing Assets, including without limitation (i) the purchase, storage, distribution, marketing and sale of gasoline and diesel fuel and other related products at wholesale and through terminals and

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a retail service station network and (ii) the purchase, storage, transportation and sale of home heating oil to residential and commercial customers in the New York Mid-Hudson Valley.

          Marketing Bylaws: The Bylaws of Marketing, substantially in the form of Exhibit B, to be in effect at the Distribution Date.

          Marketing Charter: The Articles of Incorporation of Marketing, substantially in the form of Exhibit C, to be in effect at the Distribution Date.

          Marketing Common Stock: The common stock, par value $.01 per share, of Marketing.

          Marketing Employees: The persons employed by the Marketing Group on the Distribution Date, all of whom (except those employed pursuant to union contracts or to agreements providing for continued employment upon a change in control of Getty) are at will employees.

          Marketing Equipment: Certain equipment of Getty relating to the storage, distribution and marketing of motor fuel, including the tanks (other than the Retained USTs), racks, signs, motor fuel pumps, canopies and associated equipment described on Schedule 1.01(c) hereto.

          Marketing Group: Marketing and the Marketing Subsidiaries, collectively.

          Marketing Initial Cash Balance: $____________, which is the amount of cash sufficient to cause Marketing Initial Net Working Capital to equal Marketing Initial Target Net Working Capital.

          Marketing Initial Net Working Capital: The excess of the book value of the current assets of the Marketing Group over the book value of the current liabilities of the

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Marketing Group as of the Distribution Date, as determined in accordance with
Section 2.06(b) hereof.

          Marketing Initial Target Net Working Capital: $1,100,000.

          Marketing Liabilities: (i) All of the Liabilities of the Marketing Group under, or to be retained or assumed by Marketing or any of the Marketing Subsidiaries pursuant to, this Agreement or any of the Related Agreements, (ii) all Liabilities for payment of outstanding drafts of Getty attributable to the Marketing Business existing as of the Distribution Date, and (iii) all other Liabilities arising out of or in connection with any of the Marketing Assets or the Marketing Business, determined on a basis consistent with the determination of the Liabilities of Marketing included on the Marketing Balance Sheet (but excluding (i) all Indemnified Environmental Liabilities and (ii) any Financing Obligations of Getty or any of the Retained Subsidiaries, except to the extent otherwise set forth above or reflected in the Marketing Balance Sheet).

          Marketing Policies: All Policies, current or past, which are owned or maintained by or on behalf of Getty or any of its Affiliates or predecessors, that relate to the Marketing Business but do not relate to the Retained Business, and which Policies are either maintained by the Marketing Group or assignable to the Marketing Group.

          Marketing Balance Sheet: The Consolidated Balance Sheet for Marketing as of [January 31, 1996] attached hereto as Exhibit D-1.

          Marketing Security Deposits: Any claim to or right in (i) monies deposited with third parties to secure the performance of any obligation of Getty, Marketing or any of their subsidiaries incurred in connection with the Marketing Business or any Marketing Asset and (ii) monies deposited with Getty by motor fuel station operators or dealers.



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          Marketing Subsidiaries:  The Transferred Subsidiaries and all
Subsidiaries of Marketing or the Transferred Subsidiaries at the time of the Distribution.

          Master Lease: The Master Lease between Marketing and Getty, which agreement shall be entered into on or before the Distribution Date in substantially the form of Exhibit E hereto.

          NYSE:  The New York Stock Exchange, Inc.

          Office Space License: The Office Space License between Marketing and Getty, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit F hereto.

          Person: Any individual, corporation, partnership, association, trust, estate or other entity or organization, including any governmental entity or authority.

          Petro:  PT Petro Corp., a New York corporation.

          Policies: Insurance policies and insurance contracts of any kind (each a "Policy") relating to the Marketing Business or the Retained Business as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, and automobile and workers' compensation insurance policies, together with the rights, benefits and privileges thereunder.

          Privileged Information: All Information as to which Getty, Marketing or any of their Subsidiaries are entitled to assert the protection of a Privilege.

          Privileges: All privileges that may be asserted under applicable law including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.


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


          Related Agreements: All of the agreements, instruments, understandings, assignments or other arrangements which are entered into in connection with the transactions contemplated hereby and which are set forth in a writing, including, without limitation, the Conveyancing and Assumption Instruments, the Master Lease, the Tax Sharing Agreement, the Trademark License Agreement, the Services Agreement and the Office Space License.

          Retained Assets: The assets of Getty other than the Marketing Assets, including without limitation (i) the capital stock of the Retained Subsidiaries,
(ii) assets relating to the Retained Business, determined on a basis consistent with the determination of assets included on the Getty Pro Forma Balance Sheet,
(iii) all of the assets expressly allocated to Getty or any of the Retained Subsidiaries under this Agreement or the Related Agreements, and (iv) any other assets of Getty and its Affiliates relating to the Retained Business.

          Retained Business: The businesses conducted by Getty and its Affiliates other than the Marketing Business, including without limitation the Aero Home Heating Oil Business and the Real Estate Business.

          Retained Employees: The persons employed by the Getty Group on the Distribution Date, all of whom (except those employed pursuant to union contracts or to agreements providing for continued employment upon a change in control of Getty) are at will employees.

          Retained Liabilities: (i) All of the Liabilities arising out of or in connection with the Retained Assets or the Retained Business [determined on a basis consistent with the determination of the Liabilities of Getty included on the Getty Pro Forma Consolidated Balance Sheet], (ii) all of the Liabilities of Getty under, or to be retained or assumed by


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


Getty or any of the Retained Subsidiaries pursuant to, this Agreement or any of the Related Agreements, (iii) any Financing Obligations not constituting Marketing Liabilities, (iv) any Liabilities arising out of the settlement of lawsuits relating to the Distribution (other than those Liabilities that constitute Marketing Liabilities), (v) all Liabilities for the payment of outstanding drafts of Getty attributable to the Retained Business existing as of the Distribution Date, (vi) all Indemnified Environmental Liabilities, and (vii) all other Liabilities of Getty not constituting Marketing Liabilities.

          Retained Policies: All Policies, current or past, that are owned or maintained by or on behalf of any member of the Getty Group (or any of its predecessors) which relate to the Retained Business but do not relate to the Marketing Business.

          Retained Subsidiaries: All Subsidiaries of Getty, except Marketing and the Marketing Subsidiaries.

          Retained USTs: The USTs that, pursuant to Section 7.6 of the Master Lease, are retained by Getty after the Distribution Date.

   Securities Act:  The Securities Act of 1933, as amended.


          Services Agreement: The Services Agreement, which shall be entered into between Getty and Marketing on or prior to the Distribution Date in substantially the form attached hereto as Exhibit G.

          Shared Policies: All Policies, current or past, that are owned or maintained by or on behalf of Getty or any of its Subsidiaries or their respective predecessors that relate to both the Retained Business and the Marketing Business, and all other Policies not constituting Marketing Policies or Retained Policies, as specified on Schedule 1.01(d) hereto.


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


   Subsidiary: With respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any non-corporate entity in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest.

   Tax Ruling: The private letter ruling issued by the Internal Revenue Service on September 11, 1996, with respect to certain tax matters relating to the Distribution.

   Tax Sharing Agreement: The Tax Sharing Agreement between Marketing and Getty, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit H attached hereto.

   Terminals:  Getty Terminals Corp., a New York corporation.

   Trademark License Agreement: The Trademark License Agreement between Getty and Marketing, pursuant to which Getty will license certain intellectual property rights to Marketing, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit I attached hereto.

   Transferred Subsidiaries:  Terminals, KOSCO, Gasway and Petro.

   Transferred Subsidiary Stock: All of the issued and outstanding capital stock of the Transferred Subsidiaries.


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


   UST: An underground storage tank including related piping, underground pumps, wiring and monitoring devices.

   Section 1.02  Terms Defined Elsewhere in Agreement.

   Each of the following terms is defined in the Section set forth opposite such term:

   Term                                          Section
   ----                                          -------
   Aero Home Heating Oil Business                Recitals
   Asset Transfers                               Recitals
   Consents                                          4.01
   Corporate Expenses                                2.06
   Current Assets                                    2.06
   Current Liabilities                               2.06
   Distribution                                  Recitals
   Excess Revolving Credit Facilities Balance        2.06
   Form 10 Registration Statement                    4.01
   Getty                                         Recitals
   Indemnifiable Loss                                5.01
   Indemnifying Party                                5.03
   Indemnitee                                        5.03
   Information                                       7.02
   Marketing                                     Recitals
   Marketing Assets                                  2.02
   Marketing Indemnitees                             5.01
   Marketing Self Insurance Liabilities              8.06
   Real Estate Business                          Recitals
   Retained Self Insurance Liabilities               8.06
   Third-Party Claim                                 5.04
   Working Capital Accounts                          2.06
   Working Capital Balance                           2.06

                                   ARTICLE II

                               TRANSFER OF ASSETS

          Section 2.01 Merger of Aero into Getty. Prior to the Distribution Date, Getty shall take or cause to be taken all actions necessary to cause Aero to merge into Getty.

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


          Section 2.02 Transfer of Assets to Marketing. Prior to the Distribution Date, Getty shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Marketing or the Marketing Subsidiaries of all of Getty's and its Subsidiaries' right, title and interest in the Marketing Assets, and Marketing shall take or cause to be taken all actions necessary to cause the assumption by Marketing or the Marketing Subsidiaries of the Marketing Liabilities. The "Marketing Assets" shall consist of the following assets:

               (i)    the Transferred Subsidiary Stock;

               (ii)   the Marketing Security Deposits;

               (iii)  the Marketing Books and Records;

               (iv)   the Marketing Equipment;

               (v) all licenses and permits relating to the Marketing Business, to the extent such licenses and permits are transferable;

               (vi) all of the other assets to be assigned to Marketing under this Agreement or the Related Agreements; and

               (vii) all other assets (including, without limitation, all accounts receivable, deferred income taxes, prepaid expenses, reserves and other current assets) relating to the Marketing Business, determined on a basis consistent with the determination of the assets included on the Marketing Combined Balance Sheet.




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


        Section 2.03 Transfers Not Effected Prior to the Distribution. To the extent that any transfers contemplated by this Article II shall not have been fully effected on the Distribution Date, the parties shall cooperate to effect such transfers as promptly as shall be practicable following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities that by their terms or operation of law cannot be transferred or assumed; provided, however, that Getty and Marketing and their respective Subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated as of the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred or such Liability been assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer and assumption shall be effected forthwith. The parties agree that, except as described in this section below, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incidental thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

          Section 2.04 Cooperation Regarding Assets. In the case that at any time after the Distribution Date, Marketing reasonably determines that any of the Retained Assets are essential for the conduct of the Marketing Business, or Getty reasonably determines that any of the Marketing Assets are essential for the conduct of the Retained Business, and the nature of such assets makes it impracticable for Marketing or Getty, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially reasonable terms to conduct their respective businesses, and reasonable provisions for the use thereof are not already included in the Related Agreements, then Marketing (with respect to the Marketing Assets) and Getty (with respect to the Retained Assets) shall cooperate to make such assets available to the other party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations (provided that such assets shall be required to be made available only until such time as the other party may reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations).

          Section 2.05 No Representations or Warranties; Consents. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party or
(ii) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement, including, without limitation, any Conveyancing or Assumption Instruments. It is also agreed and understood that there are no warranties, express or implied, as to the merchantability or fitness of any of the assets either transferred to or retained by the parties, as the case may be, and all such assets shall be "as is, where is" and "with all faults" (provided, however, that the absence of warranties shall have no effect upon the allocation of Liabilities under this Agreement). Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets. Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement, and shall take all such further reasonable actions as shall be reasonably necessary to preserve for each of the Marketing Group and the Getty Group, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and Liabilities provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

          Section 2.06 Conveyancing and Assumption Instruments. In connection with the Asset Transfers and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments in such forms as the parties shall reasonably agree, including the assignment of franchise rights and the assignment and assumption of existing agreements as set forth in Schedule 2.06 hereto. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

          (a)   Cash Allocation on the Distribution Date.   To satisfy the
business needs of cash of Getty and Marketing, as of the close of business on the Distribution Date, Marketing shall be allocated, out of all cash bank balances and short-term investments of Getty and its Subsidiaries ("Cash"), an amount of Cash equal to the Marketing Initial Cash Balance and Getty shall retain all other Cash. To the extent practicable, the parties shall use their reasonable best efforts to take all necessary action to cause the Cash balances of Marketing and its Subsidiaries immediately prior to consummation of the Distribution to be equal to the Marketing Initial Cash Balance. In the event the actual Cash balances of Marketing and its Subsidiaries as of the Distribution are less than the Marketing Initial Cash Balance, the amount of the deficiency shall be recorded in the accounts of Marketing as of the Distribution Date as a payable from Getty to Marketing (which payable will be paid as promptly as practicable following the Distribution); and in the event the actual Cash balances of Marketing and its Subsidiaries as of the Distribution Date exceeds the Marketing Initial Cash Balance, the amount of such excess shall be recorded in the accounts of Getty and Marketing as of the Distribution Date as a payable from Marketing to Getty (which payable will be paid as promptly as practicable following the time it is determinable).

          (b) Post-Distribution Adjustment. Within [30] days of the Distribution Date, Marketing shall prepare a combining balance sheet of the Marketing Group showing the Marketing Initial Net Working Capital and the Marketing Adjustment Amount. If the

Marketing Adjustment Amount exceeds zero, Getty shall promptly pay to Marketing such Marketing Adjustment Amount. If the Marketing Adjustment Amount is less than zero, Marketing shall promptly pay to Getty such Marketing Adjustment Amount.

          (c) Cash Management After the Distribution Date. Marketing shall separate from Getty, and establish and maintain a cash management system and accounting records with respect to the Marketing Business effective as of 12:01 a.m. on the day following the Distribution Date; thereafter, (i) any payments by Getty or its Retained Subsidiaries on behalf of Marketing or the Marketing Subsidiaries in connection with the Marketing Business shall be recorded in the accounts of the Marketing Group as a payable from the Marketing Group to the Getty Group; (ii) any payments by Marketing or the Marketing Subsidiaries on behalf of Getty or its Retained Subsidiaries in connection with the Retained Business shall be recorded in the accounts of the Getty Group as a payable from the Getty Group to the Marketing Group; (iii) any cash payments received by Getty and the Retained Subsidiaries relating to the Marketing Business or the Marketing Assets shall be recorded in the accounts of the Getty Group as a payable from the Getty Group to the Marketing Group; (iv) any cash payments received by Marketing or the Marketing Subsidiaries relating to the Retained Business or the Retained Assets shall be recorded in the accounts of the Marketing Group as a payable from the Marketing Group to the Getty Group; (v) Marketing and Getty shall make adjustments for late deposits, checks returned for not sufficient funds and other post-Distribution Date transactions as shall be reasonable under the circumstances consistent with the purpose and intent of this Agreement; and (vi) the net balance due to the Getty Group or the Marketing Group, as the case may be, in respect of the aggregate amounts of clauses (i),
(ii), (iii), (iv) and (v) shall be paid by Marketing or

Getty, as appropriate, as promptly as practicable.  For purposes of this
Section 2.06(c), the parties contemplate that the Retained Business and the Marketing Business, including but not limited to the administration of accounts payable and accounts receivable, will be conducted in the normal course.

          (d)   Audit and Disputes.  All transactions contemplated in this
Section 2.06 shall be subject to audit by the parties, and any dispute thereunder shall be resolved by an independent firm of certified public accounts mutually acceptable to Getty and Marketing, whose decision shall be final and unappealable.

                                  ARTICLE III
                   ASSUMPTION AND SATISFACTION OF LIABILITIES

          Section 3.01 Assumption and Satisfaction of Liabilities. Except as set forth in the Tax Sharing Agreement, the Master Lease or other Related Agreements, effective as of and after the Distribution Date, (a) Marketing shall, and/or shall cause the Marketing Subsidiaries to, assume, pay, perform, and discharge in due course all of the Marketing Liabilities and (b) Getty shall, and/or shall cause the Retained Subsidiaries to, pay, perform and discharge in due course all of the Retained Liabilities.

                                   ARTICLE IV

                                THE DISTRIBUTION

          Section 4.01  Cooperation Prior to the Distribution.

          (a) Getty and Marketing have prepared, and Marketing has filed with the Commission, a Form 10 registration statement with respect to the registration under the Exchange Act of the Marketing Common Stock (the "Form 10 Registration Statement").

          (b)  Getty and Marketing shall cooperate in preparing, filing with the

Commission and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, the Employee Stock Ownership Plan and any employee benefit plans and other plans contemplated by the Agreement.
     (c) Getty and Marketing shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Related Agreements.
     (d) Getty and Marketing shall prepare, and Marketing shall file and pursue, an application to permit the listing of Marketing Common Stock on the NYSE.
     (e) Getty and Marketing shall make any requisite filings under the HSR
Act.
     (f) Getty and Marketing shall use all reasonable efforts to obtain any third-party consents or approvals necessary or desirable in connection with the transactions contemplated hereby, including without limitation the consents or approvals set forth on Schedule 4.01 hereto ("Consents").
     (g) Getty and Marketing will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement.
     Section 4.02. Getty Board Action; Conditions Precedent to the Distribution The Getty Board shall, in its discretion, establish the Distribution Record Date and the Distribution Date and any appropriate procedures, including establishing the exchange ratio, in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:
     (i) the transactions contemplated by Sections 2.01 and 2.02 shall have been consummated in all material respects;
    (ii) Getty shall have modified its existing stock option plans and/or amended option grants thereunder to insure that the Distribution does not adversely affect the current holders of options under those plans;
   (iii) the Marketing Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;
     (iv) the Marketing Board, comprised as contemplated by Section 6.01, shall have been elected by Getty, as sole stockholder of Marketing, and the Marketing Charter and Marketing Bylaws shall have been adopted and shall be in effect;
     (v) the Marketing Board shall have established the Employee Stock Ownership Plan;
     (vi) the Form 10 Registration Statement shall have become effective under the Exchange Act;
     (vii) the Tax Ruling shall have been granted in form and substance satisfactory to the Getty Board, in its sole discretion;
     (viii) a favorable no-action letter shall have been obtained from the Securities and Exchange Commission regarding issuance of Marketing Common Stock and certain other matters;
     (ix) any applicable waiting period under the HSR Act shall have expired (or been earlier terminated);

     (x) Getty and Marketing shall have obtained all Consents and any other consents, the failure of which to obtain would, in the determination of the Getty Board, have a material adverse effect on Getty or Marketing; and
     (xi) Getty and Marketing shall have entered into the Related Agreements; provided, however, that (i) any such condition may be waived by the Getty Board in its sole discretion upon the advice of counsel, and (ii) the satisfaction of such conditions shall not create any obligation on the part of Getty or any other party hereto to effect the Distribution or in any way limit Getty's power of termination set forth in Section 9.07 or alter the consequences of any such termination from those specified in such Section.
     Section 4.03 The Distribution. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, Getty shall deliver to the Agent a share certificate representing all of the then outstanding shares of Marketing Common Stock owned by Getty and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such Marketing Common Stock to the Holders. Marketing agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

                                   ARTICLE V

                                INDEMNIFICATION

     Section 5.01 Indemnification by Getty. Except as otherwise expressly set forth in a Related Agreement, Getty shall indemnify, defend and hold harmless Marketing and each of the Marketing Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Marketing Indemnitees") from and against the Retained Liabilities.
     Section 5.02 Indemification by Marketing. Except as otherwise expressly set forth in a Related Agreement, Marketing shall indemnify, defend and hold harmless Getty and each of the Retained Subsidiaries, and each of their directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Getty Indemnitees") from and against the Marketing Liabilities.
     Section 5.03. Insurance Proceeds. The amount that any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnitee") pursuant to Section 5.01 or Section 5.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.
     Section 5.04 Procedure for Indemnification.
     (a) Except as may be set forth in a Related Agreement, if an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, that the failure of any Indemnitee to give notice as required by this Section 5.04 shall not relieve the Indemnifying of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.
     (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 5.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 30 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article V for any legal or other expenses (except expenses approved in advance by the Indemnifying

Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under
Section 5.01 or 5.02, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any claim without prior written notice to Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

     (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.
     (d) Notwithstanding anything else in this Section 5.04 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim (and provided further that such settlement may not provide for any non-monetary relief by Indemnitee without the written consent of Indemnitee). In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third-Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept or (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third-Party Claim.
     (e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.
     (f) In addition to any adjustments required pursuant to Section 5.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.
     (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
     Section 5.05 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     Section 5.06. Survival of Indemnities.   The obligations of each of
Marketing and Getty under this Article V shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

                                   ARTICLE VI

                           CERTAIN ADDITIONAL MATTERS

     Section 6.01 Marketing Board. Marketing and Getty shall take all actions which may be required to constitute, effective as of the Distribution Date, the following persons as the directors of Marketing: (i) Ronald E. Hall, Richard E. Montag and ________ __________ (none of whom shall be officers, directors or owners of more than 5% of the outstanding voting stock of Getty) and (ii) Leo Liebowitz and Milton Safenowitz.
     Section 6.02 Resignations; Getty Board.
     (a) Marketing shall cause all of its directors and Marketing Employees to resign, effective as of the Distribution Date, from all boards of directors or similar governing bodies of Getty or any of its Retained Subsidiaries on which they serve, and from all positions as officers or employees of Getty or any of its Retained Subsidiaries in which they serve, except (i) Leo Liebowitz shall serve as a director, President and Chief Executive Officer of Getty and as a director and Chief Executive Officer of Marketing and as an officer or director of certain of the Marketing Subsidiaries and certain of the Retained Subsidiaries, (ii) Milton Safenowitz shall serve as a director of Marketing and certain of the Marketing Subsidiaries and as a director of Getty and certain of the Retained Subsidiaries and (iii) as set forth in the Services Agreement. Getty shall cause all of its directors and the Retained Employees to resign from all boards of directors or similar governing bodies of Marketing or any of its subsidiaries on which they serve, and from all positions as officers or employees of Marketing or any of its subsidiaries in which they serve, except to the extent specified in the preceding sentence.
     Section 6.03  Charter and Bylaws.  On or prior to the Distribution
Date, Marketing shall adopt the Marketing Charter and the Marketing Bylaws, and shall file the Marketing Charter with the Secretary of State of the State of Maryland.
     Section 6.04 Employee Stock Ownership Plan. On or prior to the Distribution Date, Marketing shall approve and take all steps necessary to establish the Employee Stock Ownership Plan.
     Section 6.05  Certain Post-Distribution Transactions.
     (a) Marketing. Marketing shall, and shall cause each of the Marketing Subsidiaries to, comply with each representation and statement made, or to be made, to any taxing authority in connection with any ruling obtained, or to be obtained, by Getty Marketing acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement; neither Marketing nor any of the Marketing Subsidiaries shall take or omit any action inconsistent therewith, unless, [(i) required to do so by law, (ii) permitted to do so by the prior written consent of Getty, or (iii)] pursuant to a favorable supplemental ruling letter reasonably satisfactory to Getty that such act or omission would not adversely affect the tax consequences of the Distribution to Getty or the stockholders of Getty, as set forth in any ruling issued by any taxing authority. Neither Marketing nor any of the Marketing Subsidiaries has a present intention to take or omit any such action.
     (b) Getty. Getty shall, and shall cause each of the Retained Subsidiaries to, comply with each representation and statement made, or to be made, to any taxing authority in connection with any ruling obtained, by Getty and Marketing acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement; neither Getty nor any of the Retained Subsidiaries shall take or omit any action inconsistent therewith, unless, [(i) required to do so by law, (ii) permitted to do so by the prior written consent of Marketing, or (iii)] pursuant to a favorable supplemental ruling letter reasonably satisfactory to Marketing that such act or omission would not adversely affect the tax consequences of the Distribution to Marketing or the stockholders of Marketing, as set forth in any ruling issued by any taxing authority. Neither Getty nor any of the Retained Subsidiaries has a present intention to take or omit any such action.
     Section 6.06 Corporate Name. Effective as of the Distribution Date, Getty shall change its corporate name to "Getty Realty Corp.," either by statutory merger or by action of the stockholders. All references to Getty herein shall be references to such corporation both before and after such corporate name change.

                                  ARTICLE VII

                       ACCESS TO INFORMATION AND SERVICES

     Section 7.01  Provision of Corporate Records.
     (a) Except as may otherwise be provided in a Related Agreement, Getty shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in
Article II, for the transportation (at Marketing's cost) to Marketing of the Marketing Books and Records in its possession, except to the extent such items are already in the possession of Marketing or a Marketing Subsidiary. Such Marketing Books and Records shall be the property of

Marketing, but shall be available to Getty for review and duplication until Getty shall notify Marketing in writing that such records are no longer of use to Getty.
     (b) Except as otherwise provided in a Related Agreement, Marketing shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in
Article II, for the transportation (at Getty's cost) to Getty of the Getty Books and Records in its possession, except to the extent such items are already in the possession of Getty. The Getty Books and Records shall be the property of Getty, but shall available to Marketing for review and duplication until Marketing shall notify Getty in writing that such records are no longer of use to Marketing.
     Section 7.02 Access to Information. Except as otherwise provided in a Related Agreement, from and after the Distribution Date, Getty shall afford to Marketing and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data, software and systems and other data and information relating to pre-Distribution operations (collectively, "Information") within Getty's possession insofar as such access is reasonably required by Marketing for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in a Related Agreement, Marketing shall afford to Getty and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Marketing's possession, insofar as such is reasonably required by

Getty for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Information may be requested under this
Article VII for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.
     Section 7.03 Production of Witnesses. At all times from and after the Distribution Date, each of Marketing and Getty shall use reasonable efforts to make available to the other, upon written request, its and its subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.
     Section 7.04 Reimbursement. Except to the extent otherwise contemplated in any Related Agreement, a party providing Information or witness services to the other party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witness services.
     Section 7.05. Retention of Records. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of Getty and Marketing may destroy or otherwise dispose of any of the Information (including information that is material Information and is not contained in other Information retained by Getty or Marketing, as the case may be) at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.
     Section 7.06 Confidentiality. Each of Getty and its Subsidiaries on the one hand, and Marketing and its Subsidiaries on the other hand, shall hold, and shall cause its consultants advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel, by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between the Getty Group and the Marketing Group, (y) any contractual agreement to which the Getty Group or the Marketing Group are currently parties, or (z) in exercise of either parties' rights hereunder.
     Section 7.07 Privileged Matters. Getty and Marketing recognize that legal and other professional services that have been and will be provided prior to the Distribution

Date have been and will be rendered for the benefit of both the Getty Group and the Marketing Group and that both the Getty Group and the Marketing Group should be deemed to be the client for the of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:
     (a) Getty shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Retained Business, whether or not the Privileged Information is in the possession of or under the control of Getty or Marketing. Getty shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Getty, whether or not the Privileged Information is in the possession of or under the control of Getty or Marketing.
     (b) Marketing shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Marketing Business, whether or not the Privileged Information is in the possession of or under the control of Getty or Marketing. Marketing shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Information which relates solely to the subject matter of any claims constituting Marketing Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Marketing, whether or not the Privileged Information is in the possession of Marketing or under the control of Getty or Marketing.

     (c) Getty and Marketing agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a) and (b). (All Privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Getty and Marketing in respect of which Getty and Marketing retain any responsibility or liability under this Agreement, shall be subject to a shared Privilege.)
     (d) No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection
(e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other party requesting such consent.
     (e) In the event of any litigation or dispute between a member of the Getty Group and a member of the Marketing Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the Getty Group and the Marketing Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.
     (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.
     (g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.
     (h) The transfer of the Marketing Books and Records and the Getty Books and Records and other Information between Getty and its Subsidiaries and Marketing and its Subsidiaries, is made in reliance on the agreement of Getty and Marketing, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Sections 7.01 and 7.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.03 hereof and the transfer of Privileged Information between Getty and its Subsidiaries and Marketing and its Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

                                  ARTICLE VIII

                                   INSURANCE

     Section 8.01. Policies and Rights Included Within the Marketing Assets. Without limiting the generality of the definition of the Marketing Assets set forth in Section 2.02 or the effect of Section 2.02, the Marketing Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the Marketing Business or, to the extent any claim is made against Marketing or any of its subsidiaries, the Retained Business, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that except as provided in Section 8.05 below, nothing in this clause shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Marketing and (b) the Marketing Policies.
     Section 8.02 Post-Distribution Date Claims. If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against Marketing or any Marketing Subsidiary with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in or in connection with the conduct of the Marketing Business or, to the extent any claim is made against Marketing or any of its Subsidiaries or the Marketing Business, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, Getty shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Marketing any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that except as provided in Section 8.05 below nothing in this sentence shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Marketing.

     Section 8.03  Administration and Reserves

     (a) Notwithstanding the provisions of Article III, but subject to any contrary provisions of the Master Lease or the Services Agreement, from and after the Distribution Date:
          (i) Marketing shall be responsible for the (A) Insurance Administration of the Marketing Policies, and (B) Claims Administration with respect to the Marketing Liabilities; provided, that the administration of the Marketing Policies by Marketing is in no way intended to limit, inhibit, or preclude any right to insurance coverage for any Insured Claim of a named insured under the Marketing Policies, including but not limited to, Getty and any of its operations, Subsidiaries and Affiliates;
          (ii) Getty shall conduct (A) Insurance Administration of the Shared Policies, and (B) Claims Administration with respect to the Retained Liabilities; provided that the administration of the Shared Policies by Getty is in no way intended to limit, inhibit, or preclude any right to insurance coverage for any Insured Claim of a named insured under the Shared Policies, including but not limited to, Marketing and any of its operations, subsidiaries and Affiliates;

          (iii) Marketing shall be entitled to any reserves established by Getty or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Marketing Liabilities; and
          (iv) Getty shall be entitled to any reserves established by Getty or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Retained Liabilities.
     (b) Insurance Premiums. Getty shall have the right but not the obligation to pay the premiums, to the extent that Marketing does not pay premiums with respect to Marketing Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies and the Retained Policies, as required under the terms and conditions of the respective Policies, whereupon Marketing shall forthwith reimburse Getty for that portion of such premiums paid by Getty as are attributable to the Marketing Liabilities. Unless otherwise agreed by the parties hereto, Getty shall purchase (subject to a 50% reimbursement by Marketing within 15 days of its receipt of invoice) continued coverage under its director and officer liability insurance policy for a period no longer than 180 days following the Distribution Date for claims relating to periods prior to the Distribution Date.
     (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Marketing with respect to the Marketing Liabilities and to Getty with respect to the Retained Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the

Distribution Date based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

                 Section 8.04 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both Marketing and Getty exist relating to the same occurrence, Marketing and Getty agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                 Section 8.05 Surety Bonds. Schedule 8.05 sets forth the surety bonds posted by the Getty Group to secure obligations for state motor fuel licenses (the "Surety Bonds"). Marketing shall use its reasonable best efforts to replace such Surety Bonds with bonds posted by Marketing. Prior to the replacement of such Surety Bonds the parties' respective obligations with respect to such Surety Bonds shall be as follows: (i) the parties shall keep such Surety Bonds in place after the Distribution to secure obligations relating to periods preceding the Distribution Date for such time as may be required by law, (ii) the obligations secured by the Surety Bonds will remain a direct obligation of Getty; provided, however, that Marketing shall be responsible for payment of all such obligations constituting Marketing Liabilities (and shall reimburse Getty for any payment made directly by Getty with respect to such Marketing Liabilities) and Getty shall be responsible for all such obligations constituting Retained Liabilities (and shall reimburse Marketing for any payments made directly by Marketing on behalf of such Retained Liabilities), consistent with the allocation of Marketing Liabilities and Retained Liabilities set forth herein; [(iii) Marketing shall execute a guarantee pursuant to which Marketing will guarantee 100% of the obligations secured by such Surety

Bonds (subject to reimbursement by Getty for any payments made by Marketing with respect to Retained Liabilities) and (iv)] Marketing will reimburse Getty for Marketing's pro rata share of any premiums required to be paid to keep such Surety Bonds outstanding.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 Section 9.01 Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits and the Related Agreements and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between any provision of this Agreement and any provision of a Related Agreement, then the provision in the applicable Related Agreement shall control.

                 Section 9.02 Expenses. Except as otherwise set forth in this Agreement or any Related Agreement, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement, the Distribution and with the consummation of the transactions contemplated by this Agreement shall be charged to the party for whose benefit the expenses are incurred, with any expenses which cannot be allocated on such basis to be split equally between the parties.

                 Section 9.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

                 Section 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

                 To Marketing:

                          Getty Petroleum Marketing Inc.
                          125 Jericho Turnpike
                          Jericho, New York 11753
                          Attention:  __________________

                 To Getty:

                          Getty Realty Corp.
                          125 Jericho Turnpike
                          Jericho, New York 11753
                          Attention:  __________________

                 Section 9.05 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

                 Section 9.06 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                 Section 9.07 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Getty Board without the approval of Marketing. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

                 Section 9.08 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

                 Section 9.09 No Third-Party Beneficiaries. Except for the provisions of Article V relating to Indemnities, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third- parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                 Section 9.10 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                 Section 9.11 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                 Section 9.12 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

                 9.13 Consent of Parties. The Parties hereby consent to the jurisdiction of the New York Supreme Court, Nassau County, or the United States District Court for the Eastern District of New York for all purposes.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                        GETTY PETROLEUM CORP.



                                        By:
                                            ----------------------------------
                                        Title:
                                               -------------------------------




                                        GETTY PETROLEUM MARKETING INC.



                                        By:
                                            ----------------------------------
                                        Title:
                                               -------------------------------

                                SCHEDULE 1.01(a)
                           Environmental Liabilities

                                [To be provided]

                                SCHEDULE 1.01(b)
                                    Upgrades

                                [To be provided]

                                SCHEDULE 1.01(c)
                              Marketing Equipment

                                [To be provided]

                                SCHEDULE 1.01(d)
                                Shared Policies

                                [To be provided]

                                 SCHEDULE 2.06
                    Conveyancing and Assumption Instruments

                                [To be provided]

                                 SCHEDULE 4.01
                                    Consents

                                [To be provided]






                                     53